UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2012

ACCO BRANDS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-08454	36-2704017
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Tower Parkway Lincolnshire, IL 60069		60069
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 541-9500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5	Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of Directors

On May 15, 2012 the Board of Directors of ACCO Brands Corporation (the “Company”) increased the size of the Board of Directors from nine members to eleven members and appointed James A. Buzzard and E. Mark Rajkowski as directors, effective immediately. Mr. Buzzard and Mr. Rajkowski are expected to serve until the Company’s 2013 annual stockholders’ meeting or until their successors are duly elected and qualified. Mr. Buzzard and Mr. Rajkowski were appointed as directors in accordance with the terms of the Agreement and Plan of Merger, dated as of November 17, 2011 and amended as of March 19, 2012, among the Company, Augusta Acquisition Sub, Inc., MeadWestvaco Corporation (“MWV”) and Monaco SpinCo., Inc., pursuant to which the Company acquired MWV’s Consumer and Office Products business (the “Merger”). Mr. Buzzard will serve as a member of the Corporate Governance and Nominating Committee. Mr. Rajkowski will serve as a member of the Audit Committee. The Board of Directors determined that Mr. Buzzard and Mr. Rajkowski each meet the independence requirements of the New York Stock Exchange and those set forth in the Company’s Corporate Governance Principles.

Mr. Buzzard has been President of MWV since 2003. He is responsible for global operations including Packaging, Specialty Chemicals, Technology and Supply Chain and before the Merger he was responsible for Consumer and Office Products. Mr. Buzzard began his career with Westvaco in 1978. Mr. Rajkowski has been Senior Vice President and Chief Financial Officer of MWV since joining MWV in August 2004.

(e) Compensatory Arrangements of Certain Officers

On May 15, 2012 the Compensation Committee (the “Committee”) of the Board of Directors of the Company approved a special $190,000 award to the Company’s Executive Vice President and Chief Financial Officer, Neal V. Fenwick, under the Company’s 2011 Amended and Restated ACCO Brands Corporation Incentive Plan, as amended, for his performance in connection with the Merger and the refinancing of all of the Company’s debt. Mr. Fenwick’s award will be paid half in cash on June 8, 2012 and half in restricted stock units which will vest and become non-forfeitable on May 15, 2015, provided that he has been continuously employed by the Company through such date.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting of Stockholders on May 15, 2012 (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders (i) elected the nine director nominees listed below to serve as directors for a term of one year expiring at the 2013 Annual Meeting of Stockholders or until their successors are duly elected and qualified; (ii) ratified the appointment of KPMG LLP to serve as our independent registered public accounting firm for 2012; (iii) approved in a non-binding advisory vote the compensation of the Company’s named executive officers; and (iv) rejected a proposal to transact such other business as may have properly come before the meeting or any adjournment thereof. Set forth below are the voting results for these proposals:

Item 1:	The election of nine directors for a one-year term expiring at the 2013 Annual Meeting of Stockholders

	For	Withheld	Abstain	Broker Non-Votes
Robert J. Keller	45,971,951	1,588,287	—	3,757,192

George V. Bayly	46,447,335	1,112,903	—	3,757,192

Kathleen S. Dvorak	46,610,133	950,105	—	3,757,192

G. Thomas Hargrove	44,942,245	2,617,993	—	3,757,192

Robert H. Jenkins	46,612,269	947,969	—	3,757,192

Thomas Kroeger	46,629,480	930,758	—	3,757,192

Michael Norkus	46,620,596	939,642	—	3,757,192

Sheila G. Talton	46,629,563	930,675	—	3,757,192

Norman H. Wesley	46,632,304	927,934	—	3,757,192

Item 2:	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2012

For	Against	Abstain
49,276,598	2,002,762	38,070

Item 3:	The approval in a non-binding advisory vote of the compensation of the Company’s named executive officers

For	Against	Abstain	Broker Non-Votes
45,659,257	1,548,099	352,882	3,757,192

Item 4:	The approval of a proposal to transact such other business as may properly come before the meeting or any adjournment thereof

For	Against	Abstain	Broker Non-Votes
8,192,456	37,080,214	252,302	3,757,192

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCO BRANDS CORPORATION (Registrant)

Date: May 21, 2012	By:	/s/ Pamela R. Schneider
Name: Pamela R. Schneider
Title: Senior Vice President, General Counsel, and Secretary